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                         Amendment to Custody Agreement

         Amendment dated May 1, 1995, to the Custody Agreement dated May 1, 1995, between The Glenmede Portfolios ("Fund") and The Chase Manhattan Bank, N.A. ("Bank").

         It is agreed that from the date hereof, until such time as Bank acquires United States Trust Company of New York ("US Trust"):

         1. The following shall be inserted at the end of ss.1: "Bank may appoint any bank qualifying under ss.17f(1) of the Investment Company Act of 1940, as amended, as its subcustodian with respect to Fund's U.S. and Canadian Securities (the latter only where held with The Depository Trust Company ("DTC")) and such bank shall be a 'subcustodian' for purposes of this Agreement. In that connection, Fund hereby approves the appointment by Bank of United States Trust Company of New York ("US Trust") as such subcustodian."

         2. The following shall be inserted in the third line of ss.12(a)(iii) after the word "Bank": "or US Trust."

         This Amendment may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one Amendment.

         IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Amendment as of the above-written date.

THE GLENMEDE PORTFOLIOS                     THE CHASE MANHATTAN BANK, N.A.

By: /s/ John W. Church, Jr.             By:  /s/Matthew Goad
   -----------------------------           ----------------------------
Title: President                        Title: Vice President
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